Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2020 THIRD QUARTER NET SALES

REVISES 2020 GUIDANCE UPWARD

New York, New York, October 27, 2020: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended September 30, 2020, net sales declined 16.0% to $160.6 million as compared to $191.2 million for the corresponding period of the prior year. At comparable foreign currency exchange rates, consolidated third quarter net sales declined 18.3%. Of note, the average dollar/euro exchange rate for the 2020 third quarter is 1.17 as compared to 1.11 in the third quarter of 2019, and 1.13 and 1.12 for the nine months ended September 30, 2020 and 2019, respectively. Inter Parfums plans to issue results for the 2020 third quarter on or about November 9, 2020 and initial guidance for 2021 on Tuesday, December 1, 2020 after the close of the stock market.

Net Sales:

	Three months ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change
	($ in millions)

European based product sales	$129.7	$143.6	(9.6)%	$283.3	$412.9	(31.4)%
United States based product sales	30.9	47.6	(35.1)%	71.7	122.8	(41.6)%
	$160.6	$191.2	(16.0)%	$355.0	$535.7	(33.7)%

Jean Madar, Chairman & CEO of Inter Parfums stated, “Business has rebounded even better than anticipated. Since the early days of the pandemic, our sales have increased sequentially each and every month, thanks to store re-openings and the robust e-commerce business being conducted by our retail customers. We anticipate that this trend will continue, and for this reason, we are increasing our 2020 guidance while preparing for meaningful growth in 2021 built upon an ambitious launch schedule, including our first ever new products for the Kate Spade and MCM brands.”

Discussing European based operations, Mr. Madar noted, “As we expected, the third quarter rate of decline in sales slowed to 9.6% from 68.6% in the second quarter. In general, sales benefitted from the favorable turnaround of several of our markets, notably Asia and North America. Among our largest brands, comparable quarter Montblanc and Jimmy Choo brand sales declined 11.3% and 31.0%, respectively, which is better understood in the context of the high bars set in 2019 with the rollout of Montblanc’s Explorer and Jimmy Choo’s Urban Hero. Coach and Lanvin fragrance sales were actually ahead of last year’s third quarter by 7.9% and 1.8%, respectively. Coach brand sales continued to benefit from the debut of Coach Dreams earlier this year, while favorable sales trends in Lanvin’s key markets, Asia and Eastern Europe, were key sales catalysts.”

On the subject of U.S. based operations, Mr. Madar continued, “As compared to the second quarter, there has been dramatic improvement by our U.S. brands, even though sales have been hampered by the lack of new product launches this year. Notably, our largest U.S. brand, GUESS, had its Bella Vita blockbuster launch rescheduled until next year. We also postponed the major launch of Anna Sui Sky. The 2021 new product pipeline is especially rich, and therefore we anticipate considerable sales gains over the current year.”

Inter Parfums, Inc. News Release	Page 2
October 27, 2020

RAISES 2020 GUIDANCE

Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc. noted, “With the pace of orders picking up and sales to date far exceeding our previous forecast, we are raising our 2020 guidance. We now look for net sales to come in between $495 million and $500 million and for net income attributable to Inter Parfums, Inc. per diluted share to be in the range of $0.80 and $0.84. Guidance assumes that the average dollar/euro exchange rate remains at current levels. Nonetheless, business visibility is still very challenging throughout the 120 countries where our products are sold, and so we have decided to delay the release of 2021 guidance until Tuesday, December 1, 2020, after the close of the market.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Moncler, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2019, the Quarterly Report on Form 10-Q filed for the second quarter of 2020 and the additional reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com